UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2005

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2005, the Human Resources Committee (the "Committee") of the Board of Directors of Trinity Industries, Inc. (the "Company") established performance goals and a bonus formula for the annual incentive program for fiscal year 2005. For fiscal year 2005, the Committee established for executive officers (i) performance measures (weighted 80%) based on return on capital employed and profitability metrics; and (ii) certain management objectives which are consistent with the profitability goals of the Company (weighted 20%). The actual bonuses payable for fiscal year 2005, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals established by the Committee.

On January 10, 2005, the Committee authorized participation in a deferred compensation arrangement for 2005 for Messrs. Timothy R. Wallace, John L. Adams, Jim S. Ivy, Mark W. Stiles and D. Stephen Menzies, each of whom will be a named executive officer for the last fiscal year. Under the deferred compensation arrangement, an amount equal to 10% of salary and annual incentive for fiscal 2005 will be set aside in an account on the books of the Company; the account is credited monthly with interest; the account is payable to a participant or his beneficiary in a lump sum or annual installments from one to twenty years as selected by the participant; and payments commence one year after the date of termination. Payment is conditioned on non-competition for one year after termination and the executive must remain available for consultation for one year after termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

January 12, 2005	By:	Michael G. Fortado

Name: Michael G. Fortado
Title: Vice President and Secretary